Exhibit 99.1

FIDELITY D & D BANCORP, INC.

FOR IMMEDIATE RELEASE

June 5, 2008

Contacts:

Steven C. Ackmann

Salvatore R. DeFrancesco, Jr.

President and	Treasurer and
Chief Executive Officer	Chief Financial Officer
570-346-4156	570-504-8000

Fidelity D & D Bancorp, Inc. Board

Announces Stock Repurchase Program

Dunmore, PA…  The Board of Directors of Fidelity D & D Bancorp, Inc. (OTCBB: FDBC), parent company of The Fidelity Deposit and Discount Bank, today announced that the Company intends to initiate a stock repurchase program covering up to 50,000 shares, or approximately 2.4% of the Company’s outstanding common stock as of May 31, 2008.  Steven C. Ackmann, President and Chief Executive Officer of the Company, indicated the repurchased shares would become treasury stock and could be available for issuance under the Company’s various stock-based compensation, employee stock purchase and dividend reinvestment plans and for general corporate purposes.  The repurchases will be made from time-to-time in open-market transactions, subject to availability.

Mr. Ackmann noted, “The Company’s Board of Directors acted in the best interest of its shareholders in adopting the repurchase program.  At the current price levels, the purchase of our own stock is an appropriate use of our capital which will enhance the value of our franchise for our very dedicated and loyal long-term investors in our Company.”

Fidelity D & D Bancorp, Inc., with assets of $586 million, serves Lackawanna and Luzerne Counties through Fidelity Deposit and Discount Bank’s 12 community banking offices and 17 automated teller machine locations.

For more information visit our web site at www.bankatfidelity.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  These factors include the possibility that increased demand or prices for the company’s financial services and products may not occur, changing economic, interest rate and competitive conditions, technological developments and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.